ARTICLES OF ORGANIZATION

                                       OF

                              Reliant Services, LLC

         The undersigned, as Organizer of a limited liability company, on behalf of its members, under the Indiana Business Flexibility Act, as amended (the "Act"), hereby adopts these Articles of Organization for Reliant Services, LLC (the "Company"):

                                     I. Name


         The name of the Company is Reliant Services, LLC.

                   II. Registered Office and Registered Agent

     The street address of the registered office of the Company in the State of Indiana is One North Capitol, Indianapolis, Indiana 46204. The name of the initial registered agent of the Company at the registered office is CT Corporation System.

                                  III. Duration

         The duration of the Company is perpetual until the dissolution of the Company in accordance with the Company's Fundamental Operating Agreement (the "Operating Agreement") and the Act.

                              IV. Member Management

         The Company is to be managed by its members.

                           V. Restriction on Transfer

     No member of the Company may transfer its interest in the Company except in accordance with the Operating Agreement and the Act.

                               VI. Initial Members

     The initial members of the Company are IGC Energy, Inc. and Cinergy Supply Network, Inc.

     IN WITNESS WHEREOF, these Articles of Organization have been executed by the undersigned as Organizer of the Company, this 25th day of June, 1998.


                                                           /s/ Robert E. Heidorn
                                                           Robert E. Heidorn
                                                           Organizer

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